                                                                    Exhibit 10.8
                                                                    ------------

                       ASSET PURCHASE AND SALE AGREEMENT
                       ---------------------------------

     This Asset Purchase and Sale Agreement (hereinafter "Agreement") is effective as of the 1st day of July, 1995, ("Effective Date") between INLAND RESOURCES INC., a Washington corporation, hereinafter referred to as "Inland"), and PETROGLYPH GAS PARTNERS, L. P., a Delaware limited partnership (hereinafter referred to as "PGP").

     WHEREAS, Inland and PGP each own an undivided 50% interest in and to certain oil and gas properties known as the "Duchesne Field" and the "Antelope Creek Field", as more particularly set forth in Exhibit "A" attached hereto, together with like interests in and to all related oil and gas sales contracts, dedicated acreage, easements, rights-of-way, attendant equipment, operating rights, and all other incidents associated therewith, and other assets;

     WHEREAS, Inland and PGP each own an undivided 50% interest in and to that certain gas gathering system consisting of the rights-of-way and easements set forth in Exhibit "B" attached hereto, together with like interests in and to all related contracts, easements, rights-of-way, attendant equipment, operating rights, and all other incidents associated therewith, and other assets (hereinafter referred to as the "Gathering System");

     WHEREAS, Inland and PGP each own undivided interests in and to certain oil and gas properties known as the "Ashley Federal Unit", as more particularly set forth in Exhibit "E" attached hereto, together with like interests in and to all related oil and gas sales contracts, dedicated acreage, easements, rights-of-way, attendant equipment, operating rights, and all other incidents associated therewith, and other assets;

     WHEREAS, Inland and PGP desire to sell and to purchase from each other certain interests in the Duchesne Field, Antelope Creek Field, Ashley Federal Unit, Gas Gathering System, and related assets; and

     WHEREAS, the parties wish to effectuate the sale on the terms and conditions more fully set forth in this Agreement.

     NOW, THEREFORE, in consideration of the covenants and promises contained herein, the parties hereby agree as follows:

                                   ARTICLE I

                            SALE OF ASSETS BY INLAND
                            ------------------------

     1.1  Purchase and Sale.  PGP agrees to purchase and Inland agrees to sell
          -----------------
all its right, title and interest in and to (a) the oil and gas leases and other assets described on Exhibit "A" attached hereto, in not less than the percentage working interest and net revenue interest as specified in Exhibit "A", and (b) the rights-of-way, easements, and other assets described on Exhibit "B", together with all right, title, and interest in and to the Cooperative Plan of Development of the Antelope Creek Field, all oil and gas sales contracts, dedicated acreage, easements, rights-of-way, pipelines, gathering systems, processing plants, compressors, wells, pipeline and other yard inventory, water trucks, furniture, fixtures, attendant equipment, machinery, operating rights, permits, franchises, licenses, servitudes, surface leases, files, data, information, intellectual property, seismic information, logs, core samples, and other personal property, agreements and incidents associated therewith insofar, and only insofar as such items are attendant or relate solely to the Exhibit "A" and Exhibit "B" properties, including without limitation the particular items described on Exhibit "C" attached hereto (all of which shall hereinafter be referred to as the "Duchesne/Antelope Creek Assets"). At Closing, Inland shall execute and deliver in sufficient and recordable form any and all assignments, conveyances, bills of sale, titles, and other documents necessary to transfer title in the Duchesne/Antelope Creek Assets to PGP.

     1.2  Purchase Price.  PGP agrees to pay to Inland the total sum of Three
          --------------
Million Dollars ($3,000,000) in readily available funds by wire transfer to an account to be designated by Inland, at Closing for the Duchesne/Antelope Creek Assets, based on the working interest and net revenue interest in the oil and gas leases, more fully described on Exhibit "A". The allocation of the purchase price among the various leases and other Duchesne/Antelope Creek Assets is set forth on Exhibit "D" attached hereto. In the event Inland's interest is less than the interest stated in Exhibit "A", the purchase price shall be adjusted accordingly. The purchase price set forth in this paragraph shall be subject to the adjustments set forth in paragraph 1.3 below.

     1.3  Adjustments to Purchase Price.  The purchase price set forth in
          -----------------------------
paragraph 1.2 above shall be adjusted at Closing, as follows:

     a) Any amounts due and owing from Inland to PGP or its subsidiary, Petroglyph Operating Company, Inc. ("POCI"), as of the Effective Date, resulting from capital costs, operating expenses, or unpaid revenue, if any, from the sale of production related to the acquisition, development, or operation of the Duchesne Field, Antelope Creek Field, or Ashley Federal Unit shall be deducted from the purchase price. In addition, there shall also be deducted from the purchase price the value of all oil in storage above the pipeline connection and all gas that has passed through the meter at or before the Effective Date that is credited to PGP's interest in the Ashley Federal Unit and that is attributable to June, 1995 production. The total of these amounts is estimated to be approximately $323,552.40 as of June 30, 1995.

     b) Any amounts due and owing from PGP or POCI to Inland as of the Effective Date shall be added to the purchase price. These amounts shall include any monies owing due to capital costs, operating expenses, or unpaid revenues, if any, from sale of production related to the acquisition, development, or operation of the Duchesne Filed, Antelope Creek Field, or Ashley Federal Unit. In addition, there shall also be added to the purchase price the value of all oil in storage above the pipeline connection and all gas that has passed through the meter at or before the Effective Date that is credited to Inland's interest in both the Duchesne Field and the Antelope Creek Field and that is attributable to June, 1995 production. The total of these amounts is estimated to be approximately $77,525.00 as of June 30, 1995.

     c) Inland's pro rata share of ad valorem taxes assessed against the Duchesne/Antelope Creek Assets for the tax year 1995, prorated as of the Effective Date, shall be deducted from the purchase price.

     d) PGP's pro rata share of ad valorem taxes assessed against the Ashley Federal Unit for the tax year 1995, prorated as of the Effective Date, shall be added to the purchase price.

     e) The positive or negative value of the Price Protection Agreement (described in paragraph 1.5 below), as of the day before Closing, shall be added to or deducted from the purchase price; provided,
                                                                 ---------
          however, that in no event shall the adjustment to the purchase price,
          -------
          resulting from the Price Protection Agreement whether positive or negative, be more than $100,000. The value of the Price Protection Agreement shall be determined by Enron Risk Management Services Corp.

A final accounting of the foregoing adjustments shall be had within sixty (60) days after Closing of this Agreement. Any and all amounts due from one party to another in accordance with such final accounting shall be paid within ten (10) days after receipt of such final accounting.

     1.4  Additional Consideration.  As additional consideration for the
          ------------------------
transfer of the Duchesne/Antelope Creek Assets, PGP shall sell, assign, and transfer to Inland or, if Inland shall so request, to Inland Production Company, at Closing all of PGP's right, title, and interest in and to the following:

     a) The Ashley Federal Unit oil and gas leases, more particularly described on Exhibit "E" attached hereto, together with all equipment, leases, easements and rights of way, contracts, farmout agreement, and other agreements, and other assets related thereto, including without limitation the particular items described on Exhibit "F" attached hereto;

     b) All warrants for the purchase of the common stock of Inland held by PGP, which are more particularly described on Exhibit "F"; and

     c) That certain water truck previously owned by Evertson Oil Company, as more particularly described on Exhibit "F".

The foregoing assets are hereinafter referred to as the "Ashley Unit Assets".

     1.5  Assumption of Debt.  PGP shall assume all obligations, liabilities,
          ------------------
and rights of Inland under that certain Loan Agreement dated August 24, 1994 between Joint Energy Development Investments Limited Partnership ("JEDI") as lender and Inland as borrower (hereinafter referred to as the "JEDI Loan"), and all documents related thereto, including without limitation, the Production Note, Development Note, Assignment of Overriding Royalty Interests, Deed of Trust, Mortgage, Security Agreement, Assignment of Production of Proceeds, Financing Statement and Fixture Filing, and ISDA Master Agreement and confirmations thereunder ("Price Protection Agreement") related to production of oil or gas from the Duchesne/Antelope Creek Assets, to the extent and only to the extent that said agreements relate to the Duchesne/Antelope Creek Assets. Except as set forth in this paragraph, PGP assumes no debts, obligations, or liabilities of Inland.

     1.6  Gas Transportation Contract.  The parties agree to enter into a
          ---------------------------
standard gas transportation contract, in substantially the form of Exhibit "G" attached hereto, which will provide Inland access to the high pressure natural gas pipeline currently owned by the parties that crosses the Ashley Federal Unit and interconnects with Questar's pipeline at the Monument Butte interconnection. Said gas transportation contract shall provide, among other things, that Inland shall have access up to but not exceeding 50% of the maximum operating capacity of the pipeline, but in any case not to exceed 3,500 Mcf per day. The price to be charged Inland for transporting gas shall be not more than the amount that PGP charges itself for the transportation of gas through said pipeline which in no event shall exceed $.50/MCF. The term of this agreement shall be for five (5) years from Closing.

     1.7  Water Agreement.  PGP shall cause POCI to enter into an agreement with
          ---------------
Inland, in substantially the form of Exhibit "H" attached hereto, providing for the allocation to Inland for use in developing the Ashley Federal Unit the following volumes of water available to POCI pursuant to that certain agreement, as may be amended from time to time, dated October 1, 1994 by and between East Duchesne Culinary Water Improvement District and POCI concerning the purchase of water for use in oil and gas operations (the "Water Agreement"):

          Year One       - not to exceed 4,000 barrels per day
          Year Two       - not to exceed 3,000 barrels per day
          Year Three - not to exceed 2,000 barrels per day Year Four - not to exceed 1,000 barrels per day Year Five and
           beyond        - 0 barrels per day

The agreement shall provide further that Inland's use of water shall at all times be totally subject to and subordinate to the needs of PGP, POCI, and/or their affiliates; that in the event PGP, POCI, and/or their affiliates shall require the use of all or a portion of the amount allocated to Inland, Inland shall have no recourse against PGP, POCI, and/or their affiliates for such shortfall; that PGP, POCI, and/or their affiliates shall not be obligated or liable for the water district's failure to perform under the Water Agreement; that Inland shall pay for the use of water the amount set forth in the Water Agreement; and that Inland shall further pay all costs and expenses caused by, or necessary to, Inland's use of such water, including without limitation the cost for the purchase or construction of any equipment or facilities.

     1.8  Letters-in-Lieu.  Inland shall prepare and the parties shall execute
          ---------------
letters-in-lieu of transfer and division orders at the time of closing, which shall be sent to each purchaser of production, instructing said purchasers to distribute proceeds of the Duchesne/Antelope Creek Assets to PGP as of the Effective Date, with respect to production from the Duchesne/Antelope Creek Assets which occurs on and after the Effective Date. PGP shall prepare and the parties shall execute letters-in-lieu of transfer and division orders at the time of closing, which shall be sent to each purchaser of production, instructing said purchasers to distribute proceeds of the Ashley Federal Unit leases to Inland as of the Effective Date, with respect to production from the Ashley Federal Unit leases which occurs on and after the Effective Date.

     1.9  Right to Terminate Agreement.  Prior to Closing, if PGP or Inland have
          ----------------------------
not performed all those acts necessary for all of the conditions precedent to have occurred prior to Closing, then PGP or Inland, respectively, shall have the unconditional right to terminate this Agreement, in which case it shall be of no force and effect as among the undersigned parties. Provided, however, that in the event that a title defect is discovered as to any of the assets being transferred pursuant to this Agreement then, at the option of the party receiving such assets, it may elect to terminate this Agreement or, as the parties can agree, then the parties may adjust the purchase price by deleting the asset from this Agreement and closing on the balance of the assets according to the terms hereof.

     1.10 Conditions Precedent.  The party's obligations hereunder are subject
          --------------------
to the following:

     a) Confirmation of clear and marketable title in Inland to the Duchesne/Antelope Creek Assets (the cost of such title confirmation to be paid by PGP);

     b) Confirmation of clear and marketable title in PGP to the Ashley Unit Assets (the cost of such title confirmation to be paid by Inland);

     c) Receipt of any and all required consents, waivers, and approvals from third parties including any governmental, regulatory, or tribal entities, if any, to the transfers, conveyances, and assignments necessary to complete the transactions contemplated under this Agreement, except for approvals required to be obtained from governmental entities who are lessors under leases affected by this Agreement, or who administer such leases on behalf of such lessors, which are customarily obtained post-closing and which the parties hereto have no reason to believe cannot be obtained in the ordinary course of business;

     d) Consent and approval of JEDI to PGP's assumption of debt as provided for in paragraph 1.5 above, and acceptance of the substitution of PGP for Inland under the agreements described in that paragraph to the extent that said agreements relate to the Duchesne/Antelope Creek Assets;

     e) Absence of the existence of any default or event of default under the agreements described in paragraph 1.5 above;

     f) Approval of the transactions contemplated by this Agreement by all parties whose approval is necessary under PGP's partnership agreement; and

     g) Approval of the transactions contemplated by this Agreement by Inland's board of directors.

     h) At Closing, Inland and PGP shall each deliver to the other appropriate opinion of counsel letters evidencing the authority of such party to enter into this Agreement and comply with the terms thereof.

The approvals contemplated by paragraphs f) and g) shall be obtained by the respective party at or before the time it executes this Agreement. All other Conditions Precedent shall be satisfied prior to Closing; provided, however,
                                                          -----------------
that PGP in its discretion may waive the conditions set forth in paragraphs a),
c), and f), insofar as such conditions pertain to the transfer of the Duchesne/Antelope Creek Assets, and that Inland in its discretion may waive the conditions set forth in paragraphs b) and c) insofar as such conditions pertain to the transfer of the Ashley Unit Assets.

     1.11 Conditions Subsequent.  The party's obligations hereunder are subject
          ---------------------
to receipt of any and all required consents, waivers, and approvals to the transfers, conveyances, and assignments necessary to complete the transactions contemplated under this Agreement, and all other acts contemplated by this Agreement, from governmental entities who are lessors under leases affected by this Agreement, or who administer such leases on behalf of such lessors, which are customarily obtained post-closing and which the parties hereto have no reason to believe cannot be obtained in the ordinary course of business. The parties have agreed to close this Agreement without first obtaining all such consents, waivers, and approvals; provided, however, that in the event any
                                  -----------------
requests for required consents, waivers, and approvals from such governmental entities are denied, then PGP and Inland agree to negotiate in good faith to attempt to determine the value of the assets affected by such denial. If these parties mutually agree as to the value of the affected asset(s), the recipient of this asset shall reconvey such asset to its assignor, and shall further return the agreed value to such assigning party. However, if no mutual agreement as to value can be reached, or the value of such affected assets exceeds 20% of the purchase price, then either Inland or PGP shall have the right, but not the obligation, to declare this Agreement null and void, and the parties shall take such actions as are necessary to return the parties to the same position they had prior to the execution of this Agreement, including without limitation, the reconveyance of all properties conveyed at Closing, and the return of all funds paid hereunder.

     1.12 Mutual Release.  Each party hereby releases the other party and the
          --------------
other party's affiliated entities, and the officers, employees, shareholders, partners, representatives, and agents of the other party and the other party's affiliated entities, from any and all claims of every kind whatsoever, whether contingent or liquidated, direct or indirect, related or unrelated to the assets that are the subject of this Agreement, arising before Closing, except claims arising from or under the provisions of this Agreement or the transactions contemplated hereby.

     1.13 Closing.  Closing shall occur as soon as all conditions precedent have
          -------
been met, at a time and place mutually agreed on by the parties. The parties shall reasonably endeavor to take all actions necessary for Closing to occur on or before September 1, 1995, or as soon thereafter as is practicable, but in no event later than the close of business on September 20, 1995. If Closing does not occur by this later date, either party shall have the right, but not the obligation, to cancel this Agreement without penalty.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF INLAND
                    ----------------------------------------

     2.1  Power and Authority to Enter Into Agreement; Further  Assurances.
          ----------------------------------------------------------------
Inland is fully authorized to enter into and perform this Agreement and to convey or cause to be conveyed all of its rights, title and interest in the Duchesne/Antelope Creek Assets. The consummation of this Agreement will not violate or conflict with any governmental order, judgment or decree applicable to Inland. This Agreement has been duly executed and delivered on behalf of Inland, and at the Closing, all documents and instruments required hereunder to be executed and delivered by Inland will be duly authorized, executed and delivered. Inland shall furnish at Closing a resolution of its Board of Directors authorizing the execution of this Agreement and all documents and instruments required hereunder, together with a certificate of Inland's Secretary identifying Inland's officers.

     2.2  Ownership.  Inland owns the working interests and net revenue
          ----------
interests in and to the oil and gas leases more fully described on Exhibit "A", together with like interests in the other Duchesne/Antelope Creek Assets, and warrants and represents that at Closing it shall sell and transfer marketable title to PGP in not less than the percentage working interest and net revenue interest as specified in Exhibit "A" in and to the oil and gas leases and other Duchesne/Antelope Creek Assets; and that Inland has not caused by its acts or omissions the filing of any liens, mortgages or financing statements against the Duchesne/Antelope Creek Assets being sold hereunder, except the JEDI Loan; nor has Inland assigned to any other party any of the Duchesne/Antelope Creek Assets being sold hereunder, since acquisition of said Duchesne/Antelope Creek Assets by Inland; and that Inland will warrant and forever defend title to the Duchesne/Antelope Creek Assets, including the percentage working and net revenue interests shown to be owned by such Inland on Exhibit "A", against all persons whomsoever lawfully claiming or to claim the same by, through, or under Inland, but not otherwise.

     2.3  Conditions of Property.  PGP hereby acknowledges and accepts that on
          ----------------------
the Closing date the equipment to be sold and transferred by Inland to PGP will be sold in its then "as is, where is" condition without any warranties, written or verbal, expressed or implied, as to the condition of such equipment sold. Inland makes no warranty as to the condition, safety, or operating condition of the equipment sold to PGP which will survive the date of Closing.

     2.4  Consents.  Inland has obtained, as of Closing, all necessary consents
          --------
and authorizations to the transfer of the Duchesne/Antelope Creek Assets and attendant rights to PGP, except for approvals required to be obtained from governmental entities who are lessors under leases affected by this Agreement, or who administer such leases on behalf of such lessors, which are customarily obtained post-closing and which the parties hereto have no reason to believe cannot be obtained in the ordinary course of business.

     2.5  Judgments.  Inland represents, covenants and warrants to PGP, its
          ---------
successors and assigns, that on the Closing date there will be no judgment, injunction, court order, or adverse administrative ruling in existence against Inland; and that PGP will be indemnified by Inland against any and all judgments, lawsuits, court orders and/or administrative rulings existing, pending or threatened against Inland arising out of Inland's actions prior to the Closing Date.

     2.6  Preferential Rights.  There is no preferential right of any third
          -------------------
party to purchase any of the Duchesne/Antelope Creek Assets, other than preferential rights which have expired or been waived as of the time of Closing.


                                  ARTICLE III

                             REPRESENTATIONS OF PGP
                             ----------------------

     3.1  Power and Authority to Enter Into Agreement; Further  Assurances.  PGP
          ----------------------------------------------------------------
is fully authorized to enter into and perform this Agreement and to convey or cause to be conveyed all of its rights, title and interest in the Ashley Unit Assets. The consummation of this Agreement will not violate or conflict with any governmental order, judgment or decree applicable to PGP. This Agreement has been duly executed and delivered on behalf of PGP, and at the Closing, all documents and instruments required hereunder to be executed and delivered by PGP will be duly authorized, executed and delivered. PGP shall furnish at Closing the consents of all parties whose consents are required under PGP's partnership agreement; a resolution of Petroglyph Energy, Inc.'s Board of Directors authorizing the execution of this Agreement and all documents and instruments required hereunder, and a certificate of Petroglyph Energy, Inc.'s Secretary identifying Petroglyph Energy, Inc.'s officers.

     3.2  Ownership.  PGP owns the working interests and net revenue interests
          ----------
in and to the oil and gas leases more fully described on Exhibit "E", together with like interests in the other Ashley Unit Assets, and warrants and represents that at Closing it shall sell and transfer marketable title to Inland in not less than the percentage working interest and net revenue interest as specified in Exhibit "E" in and to the oil and gas leases and other Ashley Unit Assets; and that PGP has not caused by its acts or omissions the filing of any liens, mortgages or financing statements against the Ashley Unit Assets being sold hereunder; nor has PGP assigned to any other party any of the Ashley Unit Assets being sold hereunder, since acquisition of said Ashley Unit Assets by PGP; and that PGP will warrant and forever defend title to the Ashley Unit Assets, including the percentage working and net revenue interests shown to be owned by such PGP on Exhibit "E", against all persons whomsoever lawfully claiming or to claim the same by, through, and under PGP, but not otherwise.

     3.3  Conditions of Property.  Inland hereby acknowledges and accepts that
          ----------------------
on the Closing date the equipment to be sold and transferred by PGP to Inland will be sold in its then "as is, where is" condition without any warranties, written or verbal, expressed or implied, as to the condition of such equipment sold. Inland makes no warranty as to the condition, safety, or operating condition of the equipment sold to Inland which will survive the date of Closing.

     3.4  Consents.  PGP has obtained, as of Closing, all necessary consents and
          --------
authorizations to the transfer of the Ashley Unit Assets and attendant rights to Inland, except for approvals required to be obtained from governmental entities who are lessors under leases affected by this Agreement, or who administer such leases on behalf of such lessors, which are customarily obtained post-closing and which the parties hereto have no reason to believe cannot be obtained in the ordinary course of business.

     3.5  Judgments.  PGP represents, covenants and warrants to Inland, its
          ---------
successors and assigns, that on the Closing date there will be no judgment, injunction, court order, or adverse administrative ruling in existence against PGP; and that Inland will be indemnified by PGP against any and all judgments, lawsuits, court orders and/or administrative rulings existing, pending or threatened against PGP arising out of PGP's actions prior to the Closing Date.

     3.6  Preferential Rights.  There is no preferential right of any third
          -------------------
party to purchase any of the Ashley Unit Assets, other than preferential rights which have expired or been waived as of the time of Closing.


                                   ARTICLE IV

                                INDEMNIFICATION
                                ---------------

     4.1  By Inland Production Company.  Upon consummation of the Closing, and
          ----------------------------
to the extent permissible under applicable law, Inland Production Company agrees to indemnify and hold harmless PGP, its employees, partners, and agents from and against any and all liens, judgments, costs, reasonable attorney's fees, and claims of any kind or character relating to periods during which Inland Production Company is or was the operator of the Ashley Unit insofar as and to the extent such claims become a final non-appealable order(s) or judgment(s) determining that Inland Production Company's actions or failure to act caused the damages or injuries which are the subject of such claims, including, but not limited to claims for damages to land, stock, crops, fences, buildings, structures, claims for personal injury to, and death of persons, and alleged violations of any environmental laws.

     4.2  By POCI.  Upon consummation of the Closing, and to the extent
          -------
permissible under applicable law, POCI agrees to indemnify and hold harmless Inland, its employees, officers, directors, and agents from and against any and all liens, judgments, costs, reasonable attorney's fees, and claims of any kind or character relating to periods during which POCI is or was the operator of the Duchesne Field and/or Antelope Creek Field insofar as and to the extent such claims become a final non-appealable order(s) or judgment(s) determining that POCI's actions or failure to act caused the damages or injuries which are the subject of such claims, including, but not limited to claims for damages to land, stock, crops, fences, buildings, structures, claims for personal injury to, and death of persons, and alleged violations of any environmental laws.


                                   ARTICLE V

                            MISCELLANEOUS PROVISIONS
                            ------------------------

     5.1  Modifications and Amendments.  Any changes in the provisions of this
          ----------------------------
Agreement made subsequent to this execution shall be made by formal written and executed amendments. It is stipulated that oral modifications and amendments hereto shall not be binding, and that no evidence of oral amendments or modifications shall be admissible during arbitration or adjudication.

     5.2  Governing Laws.  The laws of the State of Kansas shall govern this
          --------------
Agreement in proceedings in court (law and/or equity) and proceedings in arbitration.

     5.3  Waiver.  Any party's failure or delay in protesting, taking legal
          ------
action, or demanding arbitration upon the other party's breach is no waiver of that cause of action; unless that party's delay to take action exceeds a reasonable time under the circumstances, exceeds a time-frame limitation set forth elsewhere herein, or exceeds the statute of limitation. Any party's failure or delay in protesting or taking legal and/or equitable action, or demanding arbitration upon the other party's breach is not to be considered as being a waiver of that party's cause of action for any subsequent breach.

     5.4  Titles of Articles, Sections and Subsections.  The titles and
          --------------------------------------------
subtitles of Articles, Section and Subsections of this Agreement are for convenience only; are not part of the terms of this Agreement; are without legal or contractual significance; and, as such, shall not govern the terms of this Agreement or in any way influence the interpretation of this Agreement.

     5.5  Notices.  Any and all written notices hereunder shall be delivered in
          -------
person or via registered mail, return receipt requested, postage prepaid, to the following individuals at the following address:

     PGP:      PETROGLYPH ENERGY, INC.
               Attn:  Robert C. Murdock
               6209 North Highway 61
               P. O. Box 1839
               Hutchinson, KS  67504-1839
                    FAX:  316-665-8577

     Inland:   INLAND RESOURCES INC.
               Attn:  Kyle R. Miller
               475 17th Street, Suite 1500
               Denver, CO  80202
                    FAX:  303-296-4070

Such agents and/or addresses may be unilaterally altered by either party upon providing written notice thereof to the other party.

     5.6       Duplicate Originals.  This Agreement shall be executed in
               -------------------
duplicate originals, with Inland and PGP each receiving an original.

     5.7       Further Assurances.  The parties hereby agree to execute and to
               ------------------
cause third parties to execute any and all documents, leases, affidavits, releases, mortgage releases, transfers, change of operator forms, letters in lieu of transfer orders, assignments, bills of sale, titles, notes or the like in fulfillment of obligations set forth herein or in furtherance of the intent hereof or as may be necessary to assign and convey marketable title to the Duchesne/Antelope Creek Assets to PGP or to assign and convey marketable title to the Ashley Unit Assets to Inland.

     5.8       Agreement Subject to Laws.  If any provision of this Agreement,
               -------------------------
or the application thereof to any party or any circumstance, shall be found to be contrary to or inconsistent with or unenforceable under any applicable law, rule, regulation or order, such applicable law, rule, regulation or order shall control and this Agreement shall be deemed modified accordingly; but the remainder of this Agreement, and the application of such provisions to the other parties or circumstances, shall not be affected thereby; and in all other respects, the Agreement shall continue in full force and effect.

     5.9       Assignment.  This Agreement may not be assigned by the parties,
               ----------
except to affiliated entities, without the written consent of the other party. This Agreement shall be binding the parties hereto and their respective successors and assigns.

     5.10      Incidental Costs.  Each party to this Agreement shall bear its
               ----------------
respective expenses incurred in connection with the Closing of this transaction, including its own consultant's and broker's fee, attorneys' fees, accountants' fees and other similar costs and expenses.

     5.11      Required Financial Information.  Inland agrees that, until
               ------------------------------
January 1, 1999, at PGP's cost and expense, Inland will provide PGP and its representatives with such financial and other information, and such access to its books and records, insofar as such financial and other information and books and records pertains to the Duchesne/Antelope Creek Assets, as may be necessary for PGP to comply with any laws or governmental rules or regulations applicable to it, in such form as is necessary to comply with any such law, rule or regulation, including without limitation rules and regulations of the Securities and Exchange Commission or any successor body. Such information shall be provided to PGP or its representatives as promptly as is reasonably practicable.

     PGP agrees that, until January 1, 1999, at Inland's cost and expense, PGP will provide Inland and its representatives with such financial and other information, and such access to its books and records, insofar as such financial and other information and books and records pertains to the Ashley Unit Assets, as may be necessary for Inland to comply with any laws or governmental rules or regulations applicable to it, in such form as is necessary to comply with any such law, rule or regulation, including without limitation rules and regulations of the Securities and Exchange Commission or any successor body. Such information shall be provided to Inland or its representatives as promptly as is reasonably practicable.

     5.12 Survival.  Except as otherwise noted herein, the representations
          --------
and warranties of the parties herein and all agreements herein shall survive the Closing and delivery of any assignment, conveyance, or bill of sale, or other instrument delivered at Closing. Nothing herein shall be construed as obligating PGP to accept title to or purchase of any Asset which does not comply with the representations and warranties contained herein.

     5.13 Final Agreement.  This Agreement constitutes the final agreement of
          ---------------
the parties, and supersedes any and all prior agreements among the parties.
Upon Closing of this Agreement, all
prior agreements among the parties, including without limitation those agreements listed on Exhibit "I" attached hereto, shall become null and void as between PGP and Inland. The unit agreement and unit operating agreement for the Ashley Unit shall remain in full force and effect as between Inland and the other parties to these Ashley agreements; however, at and after Closing, these agreements shall be of no further force and effect whatsoever with regard to PGP, and the leasehold interests assigned by PGP within the Ashley Unit shall be made specifically subject to the Ashley unit agreement and the unit operating agreement for this unit, and Inland shall assume all of PGP's responsibilities, rights, liabilities, and obligations created by these agreements which arise after the Effective Date. Any other agreements, contracts, letter arrangements, or other formal or informal contracts, whether written, oral, or existing in quantum meruit, shall be deemed terminated, and extinguished at and as of Closing between Inland and PGP.

     5.14 Arbitration.  All claims, counterclaims, disputes, and other
          -----------
matters in question arising out of or relating to this Agreement or the breach hereof, or any transactions contemplated hereby, will be decided by arbitration in accordance with the Rules of the American Arbitration Association then in effect. This agreement to arbitrate will be specifically enforceable under the prevailing laws of any court having jurisdiction.

     Notice of Demand for Arbitration must be filed in writing with the other party to this Agreement and with the American Arbitration Association within a reasonable time after the claim, dispute, or other matter in question has arisen. In no event may the Demand for Arbitration be made after the time when institution of legal or equitable proceedings based on such claim, dispute, or other matter in question would be barred by the applicable statute of limitations.

     Within thirty (30) days of the filing of Notice of Demand for Arbitration, the parties shall jointly select a single arbitrator to hear any dispute arising under this Agreement.

     All arbitration proceedings shall be had in the city of Salt Lake City, Utah. In all proceedings under this Agreement, the arbitrator shall be bound by the Federal Rules of Evidence in effect at the time of arbitration. Any award of the arbitrator shall be in writing and shall state the findings of fact, the conclusions of law, and the reasons for the award. A decision of the arbitrator shall be binding.

     The costs of any proceeding shall be shared equally by the parties. Each party shall otherwise bear its own costs, including without limitation any attorneys' fees.

     IN WITNESS WHEREOF, the parties have executed this Agreement this _____ day of August, 1995, but effective as of the 1st day of July, 1995.


               Inland:  INLAND RESOURCES INC.



                        By_________________________________
                         Name:  Kyle R. Miller
                         Title: President





                        INLAND PRODUCTION COMPANY



                        By_________________________________
                         Name:  Kyle R. Miller
                         Title: President


               PGP:     PETROGLYPH GAS PARTNERS, L. P.
                        By: PETROGLYPH ENERGY, INC.
                            its general partner


                         By_________________________________
                          Name:  Robert C. Murdock
                          Title: President


               POCI:     PETROGLYPH OPERATING COMPANY, INC.


                         By_________________________________
                           Name:__________________________
                           Title: President